Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED ANNOUNCES POSITIVE PHASE III CLINICAL TRIAL RESULTS
FOR CIPROFLOXACIN GR

Once-daily Formulation Shows Comparable Efficacy, Fewer Gastrointestinal Side Effects

MENLO PARK, Calif., March 18, 2004 – Depomed, Inc. (NASDAQ: DEPO) today announced top line results from the Phase III clinical trial of its Ciprofloxacin GR, an extended release formulation of ciprofloxacin HCl, which is used to treat urinary tract infections.  The data confirmed Phase II results, demonstrating that Depomed’s once-daily Ciprofloxacin GR eliminated the organisms responsible for urinary tract infections as effectively as twice-daily CIPRO®, but with fewer gastrointestinal side effects, specifically fewer incidences of nausea and diarrhea.

“As we expected, our once-daily, extended release formulation of ciprofloxacin HCl has demonstrated positive pivotal clinical trial results which differentiates it from the existing twice-daily, immediate release CIPRO product,” said John W. Fara, president, chief executive officer and chairman of Depomed.  “We expect our once-daily formulation will improve patient convenience and compliance and now, with these results, believe that patients will also benefit from fewer gastrointestinal complications.  We look forward to submitting a New Drug Application to the FDA in the second quarter of 2004.  We are also continuing to pursue a commercialization partnership with a company which has a proven track record in the infectious disease market.”

The randomized, double-blind Phase III trial involved 580 evaluable patients with uncomplicated urinary tract infections (UTI).  The trial was designed to evaluate the efficacy and safety of a three-day course of treatment with Depomed’s once-daily Ciprofloxacin GR compared to a three-day course of treatment with twice-daily CIPRO, an immediate release formulation.  The preliminary analysis showed a microbial eradication rate of 93.5 percent in the Ciprofloxacin GR arm compared with 89.6 percent with CIPRO.  Overall gastrointestinal disorders, a complaint of some patients taking ciprofloxacin, were reported in 2.9 percent in patients treated with Ciprofloxacin GR and 5.1 percent in patients treated with CIPRO, with notably fewer patients complaining of nausea and diarrhea.

A conference call and webcast to discuss today’s announcement will be held at 9:30 a.m. ET today, March 18, 2004. Interested parties can access a live Internet broadcast at http://www.corporateir.net/ireye/ir site.zhtml?ticker=DEPO&script=1020&item id=ew,867433,1,97276,342592,392521,1&layout=-6.  For those unable to listen to the live broadcast, the call will be archived at www.depomedinc.com through the close of business on April 18, 2004.

According to the American Foundation for Urological Disease, urinary tract infections result in as many as 10 million visits to physicians each year. UTIs are bacterial infections frequently caused by E. coli and are typically treated with antibiotics. Bayer’s CIPRO is the leading oral antibiotic in the U.S., with sales of $1.5 billion worldwide in 2002. Depomed has utilized its proprietary Gastric Retention (GRTM) technology to design once daily Ciprofloxacin GR for preferential absorption in the upper intestine.

Gastric Retention Technology

Depomed’s Gastric Retention (GR) System is a patented, oral drug delivery technology designed specifically for drugs that are preferentially absorbed high in the gastrointestinal tract.  Using normal physiological processes by which the stomach retains large objects for further digestion, the GR System swells following ingestion and is retained in the stomach for a number of hours, while it continuously releases the incorporated drug at a controlled rate to absorption sites in the upper intestinal tract.  The controlled release of the drug at the preferred absorption site optimizes delivery of the drug during the “therapeutic window,” potentially maximizing its therapeutic benefits and decreasing gastrointestinal side effects.  GR-based products are designed to provide once daily administration, improving patient convenience, compliance and pharmacokinetic profiles.

CIPRO is a registered trademark of Bayer Corporation.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop novel oral products and improved formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Depomed has completed Phase III clinical trials with once daily Metformin GR for the treatment of Type II diabetes and with once daily Ciprofloxacin GR for the treatment of urinary tract infections, and anticipates filing NDAs with both products in the second quarter of 2004.  The company is also conducting a Phase II trial with the diuretic Furosemide GR and plans to initiate a Phase II trial with the seizure and pain drug Gabapentin GR later in 2004.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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